                                                                     EXHIBIT 5.1

                                              April 3, 2002


N2H2, Inc.
900 Fourth Avenue, Suite 3600
Seattle, Washington  98164

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the registration statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on April 3, 2002 in connection with the registration under the Securities Act of 1933, as amended, of 1,400,000 additional shares of your common stock (the "Shares") reserved for issuance under the N2H2, Inc. 1999 Non-Employee Director Stock Option Plan and the Employee Stock Purchase Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and in any amendment thereto.

                                        Very truly yours,

                                        /s/ Lane Powell Spears Lubersky LLP

                                        LANE POWELL SPEARS LUBERSKY LLP